Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 6 to Registration Statement No. 333-114093 of our report dated August 1, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 16), relating to the financial statements of Taleo Corporation, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 14, 2005